Exhibit 99.1

SWK Holdings Corporation Announces Closing of an Up to $30 Million Debt Financing

Raises Ownership Limit for Carlson Capital, L.P.

Dallas, TX, September 9, 2013 – SWK Holdings Corporation (SWKH.OB) (“SWK” or the “Company”), a life science focused specialty finance company, announced today that it has closed a credit facility of up to $30 million from a fund affiliated with Carlson Capital, L.P. (“Carlson”). The credit facility has a four-year term and provides financing against all of SWK's assets. In conjunction with the credit facility, SWK's Board of Directors has agreed to waive certain "NOL pill" provisions to allow Carlson to increase its ownership of the Company. Carlson has been SWK's largest shareholder since the fourth quarter of 2009 and currently owns approximately 28% of the Company's outstanding stock.

“We are very pleased to announce the Carlson credit facility. Carlson has been a great partner and shareholder, supporting the Company's execution of the specialty finance and asset management business we embarked upon last year. Their work in executing the facility is another example of that support,” said Brett Pope, Chief Executive Officer of SWK.

Winston Black, SWK Managing Director, stated “The credit facility marks a significant step in our progress towards building out our life science portfolio. We now have additional capacity to further our goal of providing creative capital solutions to smaller companies that have limited, and often highly dilutive, capital alternatives. "

The credit facility provides for an initial $15 million to be available at closing and is expandable to $30 million upon SWK’s completion of a $10 million equity raise. Interest under the credit facility accrues at Libor + 6.5%. Carlson was granted a senior secured pledge on all of the Company's assets and the credit facility contains customary covenants. In conjunction with the credit facility, Carlson received a seven-year warrant for 1,000,000 shares of SWK common stock, with an exercise price of $1.39 per share.

Carlson's future acquisition of additional SWK common stock, if any, can only be made pursuant to either a rights offering or primary offering of common shares, if SWK determines to pursue such an offering. Key terms are as follows:

●

After Carlson acquires a position in excess of 33% of SWK's outstanding stock, for a period of two years, SWK's Board of Directors will have sole voting control over the portion of Carlson-owned shares that are acquired by Carlson pursuant to its rights under the warrant or as a result of a rights offering backstop and in excess of 33% of the company’s total outstanding shares. The Board of Directors must vote the excess shares in the same proportion of “yes” and “no” votes as the stockholders of the company vote on the matter;

●	Carlson has been granted the exclusive right to backstop a rights offering for a period of three years from the agreement; and
●	Carlson has a right of first offer to purchase its pro-rata share of any new equity issuance by the Company for a period of three years from the agreement.

About SWK Holdings Corporation

SWK Holdings Corporation is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

About Carlson Capital, L.P.

Carlson Capital, L.P. is an alternative asset management firm. Founded in 1993 by Clint Carlson, the firm currently manages over seven billion dollars across multiple hedge funds and seeks to generate attractive risk-adjusted returns with a focus on non-directional, relative value investment strategies, principally equity relative value, credit relative value and event-driven.

Statements in this release that are not strictly historical and any statements regarding events or developments that we believe or anticipate will or may occur in the future are "forward-looking" statements within the meaning of the federal securities laws. There are a number of important factors that could cause actual results, developments and business decisions to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2012 Annual Report on Form 10-K. These forward looking statements speak only as of the date of this release and the Company does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise

Representations made on behalf of or about SWK or its personnel are attributable solely to SWK and are not representations or guarantees by Carlson Capital, LP.

CONTACT: SWK Investor Relations at (972) 687-7250 or investor.relations@swkhold.com.

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